Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS 2022 RESULTS

DALLAS (Feb. 28, 2023) — Oncor Electric Delivery Company LLC (“Oncor”) today reported twelve months ended December 31, 2022 net income of $905 million compared to reported twelve months ended December 31, 2021 net income of $770 million. The $135 million year-over-year increase was driven by higher revenues from updates to base transmission and distribution rates to reflect increases in invested capital, increased customer consumption attributable primarily to significantly warmer summer weather and colder winter weather, and customer growth, partially offset by increases in costs associated with additional investments (primarily depreciation and borrowing costs) and higher operation and maintenance expense.

“Once again, 2022 represented another year of remarkable growth and operational achievements, including improved safety and reliability performance. None of that could happen without the professionalism, dedication and focus on customer service that the Oncor team brings to work each and every day,” said Oncor CEO Allen Nye. “Texas grew by nearly 1,300 people a day in 2022, leading the nation in both job growth and population growth. At Oncor, we also saw company records for annual new and active transmission point of interconnection requests, as well as the highest new subdivision requests in several years. Now more than ever, we need to continue to attract the capital to build the infrastructure necessary to power that growth for years to come.”

Oncor’s fourth quarter 2022 net income decreased to $164 million, down from $175 million in the fourth quarter of 2021. The quarter-over-quarter decrease was driven by increases in costs associated with additional investment (primarily depreciation, property taxes and borrowing costs), the timing of an annual energy efficiency program performance bonus approved in the third quarter of 2022 compared to the prior year’s annual energy efficiency program performance bonus being approved in the fourth quarter of 2021, and higher operation and maintenance expense, partially offset by increased customer consumption attributable primarily to colder weather as compared to the same period in 2021 and higher revenues from updates to base transmission and distribution rates to reflect increases in invested capital and customer growth.

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Oncor’s total distribution base revenues in the three months ended December 31, 2022 as compared to the three months ended December 31, 2021 increased 9.9% (2.6% increase on a weather-normalized basis). The change in Oncor’s total distribution base revenues in the fourth quarter of 2022 included a 16.9% increase in distribution base revenues from residential customers (0.3% increase on a weather-normalized basis) and a 4.4% increase in distribution base revenues from large commercial and industrial customers. Oncor’s total distribution base revenues in the twelve months ended December 31, 2022 as compared to the twelve months ended December 31, 2021 increased 10.4% (4.7% increase on a weather-normalized basis). The change in Oncor’s total distribution base revenues in the twelve months ended December 31, 2022 included a 14.9% increase in distribution base revenues from residential customers (3.2% increase on a weather-normalized basis) and a 6.6% increase in distribution base revenues from large commercial and industrial customers. Financial and operational results are provided in Tables A, B, C, and D below.

Regulatory Update

Oncor’s comprehensive base rate review proceeding before the Public Utility Commission of Texas (“PUCT”) continues to progress. The rate review includes a request for an average increase over test year adjusted annualized revenues of 4.5%, and, if approved as requested, would result in an aggregate annualized revenue increase of approximately $251 million. Oncor has also requested a regulatory capital structure ratio of 55% debt to 45% equity (which aligns with its actual capitalization at year-end 2022) and a revision to its authorized return on equity to 10.3% in the proceeding. Oncor’s current authorized regulatory capital structure ratio is 57.5% debt to 42.5% equity and its current authorized return on equity is 9.8%. On December 28, 2022, a Proposal for Decision (“PFD”) was issued by administrative law judges from the State Office of Administrative Hearings (“SOAH”) to the PUCT for its consideration. The PFD initially recommended a $397 million reduction to Oncor’s requested annualized base rate revenue requirement, which would be a $146 million reduction to test year adjusted annualized revenue. The PFD also included recommendations for a return on equity of 9.3%, continuation of Oncor’s existing 57.5% debt to 42.5% equity capital structure, disallowances of various items included in rate base, as well as other modifications to Oncor’s base rate review requests. On January 19, 2023, PUCT Staff filed an errata memorandum indicating that the number run model relied upon by the PFD included a $680 million accumulated depreciation reallocation error. On February 9, 2023, the SOAH administrative law judges filed an exceptions letter indicating that they agreed that this and certain other number-running corrections and any associated flow-through adjustments should be adopted. Oncor believes the impact of the number-running errors results in an unwarranted reduction to rate base that drives $51 million of the proposed annualized revenue decrease reflected in the PFD. Oncor further believes that the correction of the accumulated depreciation reallocation number running error will revise the PFD’s recommendation to a $346 million reduction to Oncor’s requested annualized base rate revenue, which would be a $95 million decrease to Oncor’s test year adjusted annualized revenue. The PUCT is expected to discuss Oncor’s base rate review at its open meeting on March 9, 2023. On January 24, 2023, Oncor filed Exceptions to the Proposal for Decision (“Exceptions”) explaining why it disagrees with certain recommendations of the administrative law judges in the PFD. Other intervening parties in

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the proceeding filed Exceptions as well, and on February 1, 2023, Oncor filed a Reply to Exceptions addressing points in those intervenor Exceptions. Resolution of the base rate review requires issuance of a final order by the PUCT, which is expected around the end of the first quarter of 2023, with new rates going into effect following approval of tariffs reflecting that final order. Oncor cannot predict whether or to what extent its requests in the base rate review will be approved or what the ultimate impact of the proceeding will be on its results of operations, financial condition, liquidity, or cash flows.

In addition, on February 13, 2023, Oncor filed an application with the PUCT requesting that it grant certain exceptions to the distribution cost recovery factor (“DCRF”) application filing requirements, including extending the filing deadline, due to the timing of its pending base rate review. Oncor requested that its April 8, 2023 deadline for filing a DCRF application for eligible distribution investments placed into service during 2022 be extended until at least May 31, 2023.

Oncor Service Territory Growth

Oncor experienced another strong year in 2022 with solid growth in premises and the construction of new transmission and distribution lines, as well as new company records for both new and active transmission point-of-interconnection (“POI”) requests, all while remaining focused on safety and reliability.

Texas’s population continued to grow in 2022, despite the prolonged impact of tightening global supply chains and the limited availability of new construction materials, and Oncor continues to support that growth with new projects, including projects designed to increase reliability for the Electric Reliability Council of Texas, Inc. (“ERCOT”) market. Oncor connected 64,000 new premises to the ERCOT grid in 2022, as compared to 70,000 in 2021. Additionally, Oncor placed approximately $1.1 billion of transmission projects into service in 2022. The continued growth across Oncor’s service territory required the construction or upgrading of approximately 340 miles of transmission lines and included 48 major substation projects and 27 major switching station projects being placed into service in 2022. The dynamic growth across Oncor’s service territory demonstrates the rapid growth taking place in Texas and the continued opportunity to deploy capital to grow the Oncor system.

At December 31, 2022, Oncor had approximately 610 active generation and retail transmission POI requests in queue representing a 53% increase as compared to active generation and retail transmission POI requests in queue at December 31, 2021. Of the approximately 360 active generation POI requests in queue at December 31, 2022, 52% are solar, 35% are storage, 10% are wind and 3% are gas. In the twelve months ended December 31, 2022, Oncor received approximately 280 new generation and retail transmission POI requests as compared to approximately 215 new generation and retail transmission POI requests during the same period of 2021.

Oncor’s service territory continues to be a vibrant, diverse and growing service territory. Recently, Oncor announced a new Vehicle-to-Grid (“V2G”) collaboration with Toyota Motor North America (“Toyota”) to study the impacts and benefits of V2G transactions on the grid. This V2G pilot project will examine the interconnectivity

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between Toyota battery electric vehicles (“BEVs”) and utilities – providing insight into the ways Oncor can reliably provide the necessary infrastructure to support growth of electric vehicles across Texas. This effort represents the first collaboration of its kind between Oncor and an automotive original equipment manufacturer, and the first utility collaboration for Toyota around BEVs.

Operational Highlights

For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (non-storm), Oncor continued to improve in 2022 as compared to 2021. On average, Oncor’s customers experienced three and a half fewer minutes of outage over the period – an improvement of approximately 4.5%. Oncor has undertaken various efforts to enhance reliability, including automation and system hardening projects, particularly in its planning for severe weather events. During the year, Oncor’s service territory experienced significantly higher than normal summer temperatures. ERCOT’s record peak demand was broken several times during the summer reaching a new all-time record peak demand of over 80,000 megawatts on July 20, 2022. In addition, 2022 winter weather was colder than normal, including the impacts of winter storms in February and December. The heat wave experienced during the summer and colder than normal weather in the winter months of 2022 demonstrates the continuing need for and effectiveness of system hardening projects.

Oncor’s service territory has already experienced a severe weather event in 2023, with winter storm Mara bringing several waves of freezing rain and up to 2 inches of ice accumulation to much of north, central and eastern Texas beginning on January 30. These conditions lasted for several days causing severe damage to trees and power facilities. Approximately 338,000 Oncor customers were without power for some period of time. Even before the storm hit, Oncor pre-positioned personnel, equipment and other resources, and eventually brought in approximately 3,000 off-system resources to aid in restoration. Restoration efforts continued around the clock until restoration was essentially complete by February 4.

Oncor’s safety record also continued to improve in 2022 as its employee DART (Days Away from job or Restricted/Transferred duty) performance and Lost Time Incident performance, two primary industry benchmarks for safety, achieved top quartile and top decile, respectively, as compared to 2021 industry safety benchmarks.

Oncor continued to be active on environmental, social and governance (“ESG”) matters in 2022, continuing its sustainable finance efforts by issuing $400 million of green bonds in May 2022. Proceeds from the green bonds are intended to be used to finance and/or refinance eligible green projects, which include transmission and distribution projects connecting renewable energy sources to the ERCOT grid, customer energy efficiency programs and deployment of automated metering infrastructure and smart grid technology. In June, Oncor released its expanded, third annual Corporate Sustainability Overview, which is available on Oncor’s website at oncor.com under the Investor Relations section. In early October, an independent third party ESG ratings company improved its rating of Oncor, ranking Oncor in the top 3 percent of electric utilities then rated by that agency.

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Financial Plan

Capital expenditures totaled $3.0 billion in 2022 in line with Oncor’s previously announced 2022 capital plan. Oncor’s management anticipates recommending to its board of directors capital expenditures of at least $3.0 billion for each of the years 2023 through 2027. Oncor’s board of directors is expected to review a long-term financial plan in April 2023 (subject to receipt of a final order in the base rate review), and Oncor plans to announce a five-year capital plan following that board of directors review.

Liquidity

As of February 27, 2023, Oncor’s available liquidity, consisting of cash on hand and available credit facility and commercial paper program capacity, totaled approximately $2.1 billion. Oncor expects cash flows from operations combined with long-term debt issuances and borrowings under term loan credit agreements as well as availability under its credit facility and commercial paper program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next 12 months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of 2022 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access to the broadcast is available by registering on the Investors section of Sempra’s website and clicking on the appropriate link. Prior to the conference call, an accompanying slide presentation will be posted on Sempra’s Investors site. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion on Sempra’s website.

Annual Report on Form 10-K

Oncor’s Annual Report on Form 10-K for the year ended December 31, 2022 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com. The annual financial statements of Oncor Electric Delivery Holdings Company LLC (which holds 80.25% of Oncor’s outstanding equity interests and is indirectly wholly owned by Sempra) for the year ended December 31, 2022 will be included as an exhibit to Sempra’s Annual Report on Form 10-K for the year ended December 31, 2022.

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Oncor Electric Delivery Company LLC

Table A – Statements of Consolidated Net Income

Three and Twelve Months Ended December 31, 2022 and 2021; $ millions

	Q4 ‘22	Q4 ‘21	TME ‘22	TME ‘21
Operating revenues	$1,263	$1,192	$5,243	$4,764

Operating expenses:
Wholesale transmission service	300	269	1,162	1,039
Operation and maintenance	287	267	1,055	983
Depreciation and amortization	232	193	904	820
Provision in lieu of income taxes	39	40	201	165
Taxes other than amounts related to income taxes	129	137	561	555

Total operating expenses	987	906	3,883	3,562

Operating income	276	286	1,360	1,202
Other deductions and (income) – net	1	9	20	31
Nonoperating benefit in lieu of income taxes	(3)	(3)	(10)	(12)
Interest expense and related charges	114	105	445	413

Net income	$164	$175	$905	$770

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Oncor Electric Delivery Company LLC

Table B – Statements of Consolidated Cash Flows

Twelve Months Ended December 31, 2022 and 2021; $ millions

	TME ‘22	TME ‘21
Cash flows — operating activities:
Net income	$905	$770
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	985	901
Provision in lieu of deferred income taxes – net	41	68
Other – net	(14)	(1)
Changes in operating assets and liabilities:
Accounts receivable – trade	(138)	37
Inventories	(32)	(27)
Accounts payable – trade	45	27
Regulatory assets – deferred revenues	120	(46)
Regulatory assets – self-insurance reserve	(198)	(118)
Other – assets	16	(9)
Other – liabilities	137	56

Cash provided by operating activities	1,867	1,658

Cash flows — financing activities:
Issuances of long-term debt	3,950	2,090
Repayments of long-term debt	(2,732)	(1,290)
Net increase (decrease) in short-term borrowings	(17)	145
Capital contributions from members	425	705
Distributions to members	(425)	(839)
Debt discount, premium, financing and reacquisition costs – net	(31)	(9)

Cash provided by financing activities	1,170	802

Cash flows — investing activities:
Capital expenditures	(3,049)	(2,497)
Expenditures for third party in joint project	(2)	(67)
Reimbursement from third party in joint project	6	99
Proceeds from sales of non-utility properties	21	—
Other – net	31	32

Cash used in investing activities	(2,993)	(2,433)

Net change in cash, cash equivalents and restricted cash	44	27
Cash, cash equivalents and restricted cash — beginning balance	54	27

Cash, cash equivalents and restricted cash — ending balance	$98	$54

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Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

At December 31, 2022 and 2021; $ millions

	At 12/31/22	At 12/31/21
ASSETS
Current assets:
Cash and cash equivalents	$10	$11
Restricted cash, current	16	13
Trade accounts receivable – net	884	738
Amounts receivable from members related to income taxes	—	6
Materials and supplies inventories — at average cost	204	171
Prepayments and other current assets	109	101

Total current assets	1,223	1,040
Restricted cash, noncurrent	72	30
Investments and other property	137	155
Property, plant and equipment – net	25,203	22,954
Goodwill	4,740	4,740
Regulatory assets	1,502	1,547
Operating lease ROU and other assets	161	167

Total assets	$33,038	$30,633

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$198	$215
Long-term debt due currently	100	882
Trade accounts payable	536	441
Amounts payable to members related to income taxes	45	24
Accrued taxes other than amounts related to income	277	286
Accrued interest	97	89
Operating lease and other current liabilities	330	283

Total current liabilities	1,583	2,220
Long-term debt, less amounts due currently	11,128	9,150
Liability in lieu of deferred income taxes	2,182	2,065
Regulatory liabilities	3,014	2,876
Employee benefit obligations	1,394	1,503
Operating lease and other obligations	275	231

Total liabilities	19,576	18,045

Commitments and contingencies
Membership interests:
Capital account—number of units outstanding 2022 and 2021 – 635,000,000	13,624	12,719
Accumulated other comprehensive loss	(162)	(131)

Total membership interests	13,462	12,588

Total liabilities and membership interests	$33,038	$30,633

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Twelve Months Ended December 31, 2022 and 2021; mixed measures

	Q4 ‘22	Q4 ‘21	TME ‘22	TME ‘21
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	10,054	8,669	49,648	44,059
Commercial, industrial, small business and other	23,626	22,578	99,612	90,998

Total electric energy volumes	33,680	31,247	149,260	135,057

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)			75.0	78.5
System Average Interruption Frequency Index (SAIFI) (non-storm)			1.2	1.3
Customer Average Interruption Duration Index (CAIDI) (non-storm)			63.5	61.8
Electricity distribution points of delivery (based on number of active meters)—end of period and in thousands			3,896	3,832
Residential system weighted weather data (b):
Cooling degree days			2,204	1,636
Heating degree days			971	723

Operating revenues ($ millions):
Revenues contributing to earnings:
Distribution base revenues (c)	$2,447	$2,217
Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	944	879
Billed to REPs serving Oncor distribution customers, through TCRF	528	479

Total transmission base revenues	1,472	1,358
Other miscellaneous revenues	112	104

Total revenues contributing to earnings	4,031	3,679

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	1,162	1,039
EECRF	50	46

Total revenues collected for pass-through expenses	1,212	1,085

Total operating revenues	$5,243	$4,764

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. Each of these results excludes outages during significant storm events, including the February 2021 winter storm.

(b)

Degree days are measures of how warm or cold it is throughout our service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

(c)

In general, distribution revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering power to nearly 3.9 million homes and businesses and operating more than 141,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars or terrorist or cyber security threats or activities; actions by credit rating agencies; health epidemics and pandemics, including the COVID-19 pandemic and its variants and its impact on Oncor’s business and the economy in general; loss of key technology platforms; economic conditions, including the impact of a recessionary environment, inflation, supply chain shortages, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; Electric Reliability Council of Texas, Inc. grid needs; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. capital and credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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